                                                                     Exhibit 2.2


                            AMENDMENT #1 TO AGREEMENT



                  This Amendment # 1 to Agreement dated June 28, 1996 amends and supplements that certain Agreement for Purchase and Sale of Stock (the "Agreement") executed as of the 23rd day of May, 1996 (the "Purchase Agreement"), by and among the persons and entities described in Section 2.1 of the Agreement (individually a "Shareholder" and collectively, the "Shareholders"), Metrol Security Services, Inc., a Delaware corporation ("Metrol"), Protection One Alarm Monitoring, Inc., a Delaware corporation ("Buyer"), and Protection One, Inc., a Delaware corporation ("Parent"). Capitalized terms used but not defined herein are used as defined in the Purchase Agreement.


                  1. As a result of the exercise by BHI Associates IX, L.P. ("BHI") of such Shareholder's warrants to purchase shares of the Company's common stock on a "net issue" basis:

                           (a) The number of shares of Stock owned by BHI as of the Closing is 10,237.

                           (b) The description of the Shareholders, the number of shares of Stock held by each Shareholder and the percent of Stock attributable to each Shareholder set forth in Section 2.1 of the Purchase Agreement therefore are hereby amended to the following:

                  Shareholder                        Number of Shares         Percent of Stock
                  -----------                        ----------------         ----------------

         The Buckey Family Trust                           287,634                52.5003

         Sandler Mezzanine Partners, L.P.                  141,260                25.7834

         Sander Mezzanine T-E Partners, L.P.                63,330                11.5593

         Sandler Mezzanine Foreign Partners, L.P.           30,410                 5.5506

         Steven Wheeler                                      2,500                 0.4563

         Galbri Holding, Inc.                                2,500                 0.4563

         Collins Family Partnership                          5,000                 0.9126

         Martin C. Madden                                    1,250                 0.2282

         Arnold Zousmer                                      2,500                 0.4563

         Jack Kadis                                          1,250                 0.2282

         BHI Associates IX, L.P.                            10,237                 1.8685
                                                           -------               --------

                  TOTAL                                    547,871               100.0000%

                           (c) The cash to be paid and the number of the Parent's Shares to be issued to each Shareholder at the Closing are as set forth on Exhibit A attached hereto.

                  2. The following sentence is added at the end of subsection
2.3.3 of the Purchase Agreement:

                           "$60,000.00 shall be added to the Base Purchase Price, and set forth on the Purchase Price Schedule 2.3 as "Additional Purchase Price."

                  3. The Purchase Price Schedule is as shown on Schedule 2.3 attached hereto.

                  4. Notwithstanding anything to the contrary in the Purchase Agreement (and in particular subsection 13.1.4(b) thereof), the parties agree that Shareholders shall indemnify, defend and hold Buyer and Company harmless from, for and against all liabilities, costs and expenses incurred in connection with (i) the claims described in Items 1 through 3 on
Schedule 5.17.5 (which claims also listed as Items 1, 2 and 8 on Schedule 5.17), and (ii) any and all claims made against the Company by David G. Green (the "Green Claim") and/or National Employment Information Services (the "NEIS Claim"), and that all such matters are excluded from the Buyer's Claim Basket and shall not be subject to any such "deductible"; provided, however, that Shareholders' aggregate liability for all such matters other than the Green Claim and the NEIS Claim shall not exceed $50,000.




SIGNATURES BEGIN ON FOLLOWING PAGE

Executed this 28th day of June, 1996.

COMPANY:

METROL SECURITY SERVICES, INC.


By: /s/ MICHAEL G. BRADY
   -----------------------------------------------
        Michael G. Brady, Chief Executive Officer

SHAREHOLDERS:

THE BUCKEY FAMILY TRUST


By: /s/ MARY SCHICK
   -----------------------------------------------
        Mary Schick, Trustee

THE COLLINS FAMILY PARTNERSHIP


By: /s/ DAVID S. COLLINS
   -----------------------------------------------
        David S. Collins, Trustee

GALBRI HOLDINGS, INC.


By: /s/ BRIAN O. 'N GALLERY
   -----------------------------------------------
        Brian O. 'N Gallery, President


/s/ JACK KADIS
- --------------------------------------------------
    JACK KADIS


/s/ MARTIN C. MADDEN
- --------------------------------------------------
    MARTIN C. MADDEN



/s/ STEVEN E. WHEELER
- --------------------------------------------------
    STEVEN E. WHEELER


/s/ ARNOLD ZOUSMER
- --------------------------------------------------
    ARNOLD ZOUSMER

SANDLER MEZZANINE PARTNERS, L.P.
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


           By: /s/ MICHAEL J. MAROCCO
              ------------------------------------------
                   Michael J. Marocco, President

SANDLER MEZZANINE FOREIGN PARTNERS
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


           By: /s/ MICHAEL J. MAROCCO
              ------------------------------------------
                   Michael J. Marocco, President

SANDLER MEZZANINE T-E PARTNERS, L.P.
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


           By: /s/ MICHAEL J. MAROCCO
              ------------------------------------------
                   Michael J. Marocco, President

BHI ASSOCIATES IX, L.P.
 By Bariston Communications, Inc.
     General Partner



           By: /s/ JOHN B. FRIELING
              ------------------------------------------
                   John B. Frieling, Vice President

BUYER:

PROTECTION ONE ALARM MONITORING, INC.


By: /s/ JOHN E. MACK, III
   --------------------------------------------
        John E. Mack, III,
        Vice President - Business Development

PARENT:

PROTECTION ONE, INC.


By: /s/ JOHN E. MACK, III
   --------------------------------------------
        John E. Mack, III,
        Vice President - Business Development

                             EXHIBITS AND SCHEDULES

Exhibit A         -        Statement of Cash and Number of Shares of Protection One,
                           Inc. Common Stock to be paid to each Shareholder


Schedule 2.3      -        Calculation of Purchase Price


         Each of the above-described documents has been omitted from this filing, but will be furnished supplmentally to the Securities and Exchange Commission upon request.